UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2005

THORATEC CORPORATION

(Exact name of registrant as specified in its charter)

California	1-8145	94-2340464

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6035 Stoneridge Drive
Pleasanton, California 94588

(Address of principal executive offices including zip code)

(925) 847-8600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)     Effective January 25, 2005, Jeffrey M. McCormick, CPA, age 36, has been appointed the acting principal financial officer of Thoratec Corporation (the “Company”). Mr. McCormick will serve in this role until such time as the Company hires a new Chief Financial Officer to replace Wayne Boylston, who resigned as the Company’s Chief Financial Officer effective December 17, 2004, or otherwise appoints a new principal financial officer. Mr. McCormick is the Corporate Controller of the Company, a position he assumed in June 2004. Prior to becoming Corporate Controller, Mr. McCormick was Assistant Corporate Controller from March 2004 until May 2004 and Accounting Manager from July 2003 until March 2004. Prior to joining the Company, Mr. McCormick served as Controller for San Francisco Music Box Company, a retailer of musical gifts, from August 2002 to April 2003. From May 2000 until July 2002, Mr. McCormick served as Manager, Corporate Reporting for DFS Group Limited, a travel retail company. From 1995 to 2000, Mr. McCormick held a number of positions at Pizza Hut, Inc., a national restaurant chain, including his last position as Manager, Financial Reporting and Consolidations. Mr. McCormick served as an accountant in the audit department of Coopers & Lybrand from 1992 until 1995.

          In January 2005, the Company entered into a retention bonus agreement with Mr. McCormick. The retention bonus agreement provides that Mr. McCormick will receive a bonus payment equal to 20% of his annual salary (i) 90 days after the hire date of a Chief Financial Officer of the Company or (ii) if he is involuntarily terminated or resigns for good reason (as defined in the retention bonus agreement) prior to such time. The Company also entered into its standard indemnity agreement for directors and officers with Mr. McCormick.

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SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated as of January 28, 2005
THORATEC CORPORATION
	By:	/s/ D. Keith Grossman
D. Keith Grossman
Chief Executive Officer and President

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